Exhibit 99.1
FOR IMMEDIATE RELEASE
April 27, 2017

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Results

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 130-year-old IBERIABANK (www.iberiabank.com), reported financial results for the quarter ended March 31, 2017. For the quarter, the Company reported income available to common shareholders of $46.9 million, or $1.00 fully diluted earnings per common share (“EPS”). On a non-GAAP basis, EPS excluding non-core revenues and non-core expenses ("Core EPS") in the first quarter of 2017 was $1.02 per common share (refer to press release supplemental tables for a reconciliation of GAAP to non-GAAP metrics), which exceeded consensus analyst expectations.

Daryl G. Byrd, President and Chief Executive Officer, commented, “Many events transpired this quarter as we expected and as we communicated to our investors last quarter. First, asset quality statistics associated with our energy-related loans continued to show significant improvements this quarter, and energy-related loans grew slightly during the first quarter. Second, we are well-positioned for rising short-term interest rates, and the Federal Reserve's short-term rate increases in December 2016 and March 2017 resulted in a rebound in our margin and significant improvement in net interest income this quarter. We expect these benefits to continue into future quarters as well. Third, we anticipated our loan growth would slow during the first quarter, due in part to typical seasonal trends, and we expected a portion of the massive inflow of deposits that we experienced in the final quarter of 2016 would begin to flow out during the first quarter of 2017. While some deposit outflow occurred as expected, we maintained a considerable amount of excess liquidity throughout the quarter. Finally, in December 2016, we issued and sold common equity with the expectation we would find an excellent investment opportunity in which we could deploy that capital. With our recently signed agreement to acquire Sabadell United Bank, we now have an excellent opportunity in which to deploy that capital, as well as capital raised in March 2017 when we issued and sold additional common shares. We are very excited to partner with the team at Sabadell United and double the size of our Florida franchise."

Byrd continued, "Our financial performance in the first quarter of 2017 has started off well this year. During the first quarter, we experienced favorable average earning asset growth and a tremendous improvement in the net interest margin. We achieved our strongest first quarter EPS in nine years, and we achieved record first quarter core EPS. Those results were achieved despite the 11-cent negative EPS carrying cost in this quarter associated with the two common stock sales. Our core return on average assets was 0.96% in the first quarter, an improvement of six basis points compared to the same quarter last year, and despite the traditional seasonal slowness in our fee income businesses. We are still carrying a significant amount of capital and liquidity, which once deployed, should further enhance our financial performance."

Highlights for the first quarter of 2017 and at March 31, 2017:

•
The Company remains very asset sensitive from an interest rate risk position. Primarily as a result of recent increases in short-term interest rates combined with a two basis point increase in total deposit costs during the first quarter of 2017 resulted in improvements on a linked quarter basis in the Company's reported and cash net interest margins of 15 and 11 basis points, respectively. The yield on average earning assets increased 16 basis points and the cost of total interest bearing liabilities increased two basis points.

•
Primarily as a result of the improvement in the net interest margin and a 4% increase in average earning assets, tax equivalent net interest income increased $11.3 million, or 7%, on a linked quarter basis.

•	Non-interest income declined $5.9 million, or 11%, on a linked quarter basis, primarily as a result of seasonal declines in the Company's fee income businesses.

•
Energy-related loans ("energy loans") increased slightly and equated to 3.7% of total loans at March 31, 2017, unchanged from year-end 2016. Classified energy loans and non-performing assets each decreased 23% during the first quarter of 2017.

•
On February 28, 2017, the Company announced an agreement to acquire Sabadell United Bank, headquartered in Miami, Florida. In association with the pending acquisition, on March 7, 2017, the Company issued and sold approximately 6.1 million shares of common stock at $83.00 per common share, resulting in net proceeds of $485 million.

Table A - Summary Financial Results
(Dollars in thousands, except per share data)

	For the Three Months Ended
	3/31/2017	12/31/2016	% Change	3/31/2016	% Change
GAAP BASIS:
Income available to common shareholders	$46,874	$44,173	6.1	$40,193	16.6
Earnings per common share - diluted	1.00	1.04	(3.8)	0.97	3.1

Average loans, net of unearned income	$15,045,755	$14,912,350	0.9	$14,354,410	4.8
Average total deposits	17,511,324	16,893,643	3.7	15,945,069	9.8
Net interest margin (TE) (1)	3.53%	3.38%		3.68%

Total revenues	$220,164	$214,903	2.4	$217,248	1.3
Total non-interest expense	141,018	151,570	(7.0)	137,452	2.6
Efficiency ratio	64.1%	70.5%		63.3%
Return on average assets	0.94	0.85		0.87
Return on average common equity	6.41	6.70		6.59

NON-GAAP BASIS (2):
Core revenues	$220,163	$214,898	2.4	$217,052	1.4
Core non-interest expense	139,437	133,562	4.4	134,860	3.4
Core earnings per common share - diluted	1.02	1.16	(12.1)	1.01	1.0
Core tangible efficiency ratio (TE) (1) (4)	61.6%	60.3%		60.3%
Core return on average assets	0.96	0.94		0.90
Core return on average tangible common equity (4)	8.99	10.75		10.26
Net interest margin (TE) - cash basis (1) (3)	3.30	3.19		3.51

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) See Table 10 and Table 11 for GAAP to Non-GAAP reconciliations.
(3) See Table 9 for adjustments related to purchase discounts on acquired loans and related accretion and the impact of the FDIC indemnification asset.
(4) Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Operating Results

On a linked quarter basis, average loan volume (including the FDIC loss share receivable) increased $113 million, or 1%, and the associated tax-equivalent yield increased 23 basis points. Over that period, average legacy loans increased $279 million, or 2%, with an increase in yield of 15 basis points, and average acquired loans (including the FDIC loss share receivable) decreased $166 million, or 7%, and the yield increased 82 basis points. All other average earning assets, including investment securities, mortgage loans held for sale, and interest-bearing deposits in other institutions, increased a net of $624 million, or 14%.

Primarily as a result of rising short-term interest rates and lower levels of balance sheet liquidity, the Company's reported and cash net interest margins increased 15 and 11 basis points, respectively, on a linked quarter basis.

On a linked quarter basis, average earning assets increased $737 million, or 4%, and the average earning asset yield increased 16 basis points. Average interest-bearing liabilities increased $271 million, or 2%, and the cost of interest-bearing liabilities increased two basis points. On a linked quarter basis, tax-equivalent net interest income increased $11.3 million, or 7%.

The Company’s provision for loan losses increased $1.0 million, or 19%, on a linked quarter basis to $6.2 million. The provision for loan losses covered net charge-offs in the first quarter of 2017 by 102% compared to 68% in the fourth quarter of 2016.

In the first quarter of 2017, non-interest income on a GAAP and non-core basis decreased $5.9 million, or 11%, compared to the fourth quarter of 2016. The primary changes in non-interest income on a linked quarter basis included:

•	Decreased mortgage income of $2.0 million, or 12%;

•	Decreased capital markets and brokerage commission of $1.3 million, or 32%;

•	Decreased gains on the sale of SBA loans of $1.3 million;

•	Decreased title revenues of $0.6 million, or 11%; and

•	Decreased client derivative income of $0.2 million.

In the first quarter of 2017, the Company originated $384 million in residential mortgage loans, down $154 million, or 29%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 21% of mortgage loan applications in the first quarter of 2017, compared to 30% on a linked quarter basis. The Company sold $427 million in mortgage loans during the first quarter of 2017, down $156 million, or 27%, on a linked quarter basis. Loans held for sale decreased from $157 million at December 31, 2016, to $122 million at March 31, 2017. The mortgage origination locked pipeline was $240 million at March 31, 2017, up $74 million, or 46%, between quarter-ends, and was down 30% compared to one year ago. At April 24, 2017, the locked mortgage pipeline was $266 million, up 27% compared to March 31, 2017.

Non-interest expense decreased $10.6 million, or 7%, on a linked quarter basis. The decrease in non-interest expense was significantly influenced by the $17.8 million loss on the early termination of FDIC loss share agreements in the fourth quarter of 2016 and $1.4 million net impairment of long-lived assets in the first quarter of 2017. Excluding those non-core expenses, core non-interest expense increased $5.9 million, or 4%, and was comprised of the following items on a linked-quarter basis:

•	Increased salary and benefits cost of $1.1 million, or 1%, which included:

◦	Increased payroll tax expense of $2.2 million;

◦	Increased health care costs of $2.0 million;

◦	Increased compensation expense of $0.8 million; partially offset by

◦	Decreased mortgage commission expenses of $1.9 million; and

◦	Decreased phantom stock incentives expense of $1.6 million; partially offset by

•	Increased provision for unfunded commitments of $1.2 million;

•	Increased marketing expense of $0.9 million;

•	Increased FDIC insurance premium expense of $0.7 million;

•	Increased legal and professional expense of $0.5 million; and

•	Increased occupancy and equipment expense of $0.5 million.

On a linked quarter basis, the Company's revenues and non-GAAP core revenues each increased $5.3 million, or 2%. Over the same period, GAAP expenses decreased $10.6 million, or 7%, and non-GAAP core expenses increased $5.9 million, or 4%. The efficiency ratio decreased from 70.5% to 64.1%, while the non-GAAP core tangible efficiency ratio increased from 60.3% to 61.6% on a linked quarter basis. The Company continues to focus on expense containment and revenue enhancement strategies intended to further improve its core tangible efficiency ratio.

Due to a recent change in accounting principle, the effective tax rate for the first quarter of 2017 was 30.9% and was favorably impacted by a $1.8 million decrease in income tax expense associated with restricted stock vesting during the quarter. Absent any future exercises or vesting, the Company expects the effective tax rate in the remaining three quarters of 2017 to be approximately 33.5%. Vesting and exercise of share-based compensation is expected to have an impact on tax expense in the first quarter of future years as well.

Table B - Summary Financial Condition Results
(Dollars in thousands, except per share data)

		As of and For the Three Months Ended
		3/31/2017	12/31/2016	% Change	3/31/2016	% Change
PERIOD-END BALANCES:
	Total loans, net of unearned income	$15,132,202	$15,064,971	0.4	$14,451,244	4.7
	Legacy loans, net of unearned income	12,923,444	12,694,924	1.8	11,528,697	12.1
	Total deposits	17,312,265	17,408,283	(0.6)	16,260,566	6.5

ASSET QUALITY RATIOS (LEGACY):
	Loans 30-89 days past due and still accruing as a percentage of total loans	0.25%	0.20%		0.37%
	Loans 90 days or more past due and still accruing as a percentage of total loans	0.02	0.01		0.00
	Non-performing assets to total assets (1)	0.99	1.20		0.65
	Classified assets to total assets (2)	1.60	1.94		2.21

CAPITAL RATIOS:
	Tangible common equity ratio (Non-GAAP) (3) (4)	12.10%	9.82%		8.83%
	Tier 1 leverage ratio (5)	12.91	10.86		9.41
	Total risk-based capital ratio (5)	16.92	14.13		12.21

PER COMMON SHARE DATA:
	Book value	$65.25	$62.68	4.1	$59.93	8.9
	Tangible book value (Non-GAAP) (3) (4)	50.46	45.80	10.2	41.38	21.9
	Closing stock price	79.10	83.75	(5.6)	51.27	54.3
	Cash dividends	0.36	0.36	—	0.34	5.9

(1)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(2)
Classified assets include commercial loans rated substandard or worse and non-performing mortgage and consumer loans, and were $316 million, $373 million and $378 million at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

(3)	See Table 10 and Table 11 for GAAP to Non-GAAP reconciliations.
(4)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Regulatory capital ratios as of March 31, 2017 are preliminary.

Loans

Total loans increased $67 million, or less than 1%, between December 31, 2016, and March 31, 2017. Over that period, acquired loans decreased $161 million, or 7%, and legacy loans increased $229 million, or 2% (7% annualized rate), including an increase in total energy loans of $2 million, or less than 1%, and a decline in indirect automobile loans of $21 million, or 16%. During the first quarter of 2017, legacy commercial loans increased $204 million, or 2%, legacy consumer loans decreased $23 million, or 1%, and legacy mortgage loans increased $48 million, or 6%. Period-end loan growth during the first quarter of 2017 was strongest in the Atlanta, Tampa, Mobile, Orlando, and southeast Florida markets. Funded loan origination and renewal mix in the first quarter of 2017 was 39% fixed rate and 61% floating rate, and total loans outstanding (excluding non-accruals) were 43% fixed and 57% floating. Commitments originated and/or renewed during the first quarter of 2017 were $1.3 billion (down 7% on a linked quarter basis). Loans originated and/or renewed during the first quarter of 2017 totaled $847 million (down 10% on a linked quarter basis). At March 31, 2017, the Company's probably-weighted commercial loan pipeline was approximately $600 million.

Table C - Period-End Loans
(Dollars in thousands)

	As of and For the Three Months Ended
				Linked Qtr Change			Year/Year Change		Mix
	3/31/2017	12/31/2016	3/31/2016	$	%	Annualized	$	%	3/31/2017	12/31/2016
Legacy loans:
Commercial	$9,581,229	$9,377,399	$8,427,154	203,830	2.2	8.7%	1,154,075	13.7	74.1%	73.9%
Residential mortgage	901,859	854,216	730,621	47,643	5.6	22.3%	171,238	23.4	7.0%	6.7%
Consumer	2,440,356	2,463,309	2,370,922	(22,953)	(0.9)	(3.7)%	69,434	2.9	18.9%	19.4%
Total legacy loans	12,923,444	12,694,924	11,528,697	228,520	1.8	7.2%	1,394,747	12.1	100.0%	100.0%

Acquired loans:
Balance at beginning of period	2,370,047	2,511,129	3,136,908	(141,082)	(5.6)		(766,861)	(24.4)
Loans acquired during the period	—	—	—	—	—		—	—
Net paydown activity	(161,289)	(141,082)	(214,361)	(20,207)	14.3		53,072	(24.8)
Total acquired loans	2,208,758	2,370,047	2,922,547	(161,289)	(6.8)		(713,789)	(24.4)
Total loans	$15,132,202	$15,064,971	$14,451,244	67,231	0.4		680,958	4.7

Energy loans outstanding totaled $564 million at March 31, 2017, up $2 million, or less than 1%, compared to year-end 2016, and equated to approximately 3.7% of total loans (unchanged compared to year-end 2016). Energy-related commitments totaled $1.0 billion at March 31, 2017, up $56 million, or 6%, compared to December 31, 2016. The increase in energy loans and commitments during the quarter was primarily due to increases at exploration and production ("E&P") and midstream companies. E&P companies accounted for 47% of energy loans outstanding and 53% of energy loan commitments, midstream companies accounted for 22% of energy loans and 23% of energy loan commitments, and service companies accounted for 31% of energy loans and 24% of energy loan commitments.

At March 31, 2017, $113 million in energy loans were on non-accrual status (down $37 million compared to December 31, 2016), and $2.3 million in energy loans (excluding non-accruing loans) were past due greater than 30 days at quarter-end. Classified energy loans decreased $55 million, or 23%, and criticized energy loans decreased $70 million, or 22%, between quarter-ends. At March 31, 2017, approximately 32% of energy loans were classified and 44% were criticized, compared to 42% and 57%, respectively, at December 31, 2016. To date, the Company has experienced $19 million in energy-related net charge-offs. Additional information regarding the Company’s energy loan and energy-related commitment exposure is provided in Table 7 of this press release and in the supplemental investor presentation.

At March 31, 2017, the Company’s indirect automobile lending business had approximately $110 million in loans outstanding, down $21 million, or 16%, compared to year-end 2016 (0.7% of total loans outstanding compared to 0.9% at December 31, 2016).

Deposits

Total deposits decreased $96 million, or 1%, between December 31, 2016 and March 31, 2017. Over that period, non-interest-bearing deposits increased $103 million, or 2%, and equated to 29% of total deposits at March 31, 2017. Money market accounts increased $153 million, or 2%, NOW accounts decreased $229 million, or 7%, time deposits decreased $122 million, or 6%, and savings deposits declined $1 million, or less than 1%. Deposit growth during the first quarter of 2017 was strongest in the New Orleans, southwest Louisiana, Mobile, Birmingham, and Little Rock markets.

Table D - Period-End Deposits
(Dollars in thousands)
				Linked Qtr Change			Year/Year Change		Mix
	3/31/2017	12/31/2016	3/31/2016	$	%	Annualized	$	%	3/31/2017	12/31/2016
Non-interest-bearing	$5,031,583	$4,928,878	$4,484,024	102,705	2.1	8.3%	547,559	12.2	29.1%	28.3%
NOW accounts	3,085,720	3,314,281	2,960,562	(228,561)	(6.9)	(27.6)%	125,158	4.2	17.8%	19.0%
Money market accounts	6,372,855	6,219,532	5,964,029	153,323	2.5	9.9%	408,826	6.9	36.8%	35.7%
Savings accounts	813,009	814,385	772,117	(1,376)	(0.2)	(0.7)%	40,892	5.3	4.7%	4.7%
Time deposits	2,009,098	2,131,207	2,079,834	(122,109)	(5.7)	(22.9)%	(70,736)	(3.4)	11.6%	12.3%
Total deposits	$17,312,265	$17,408,283	$16,260,566	(96,018)	(0.6)	(2.2)%	1,051,699	6.5	100.0%	100.0%

On an average balance and linked quarter basis, non-interest-bearing deposits increased $108 million, or 2%, and interest-bearing deposits increased $510 million, or 4%. The rate on average interest-bearing deposits in the first quarter of 2017 was 0.52%, up two basis points on a linked quarter basis. The increase in the cost of interest-bearing deposits was primarily the result of a less favorable change in the mix of deposits during the first quarter of 2017. Marginal deposit rates remained stable throughout the first quarter of 2017.

Other Assets And Funding

On an average balance and linked quarter basis, the investment portfolio increased $587 million, or 19%, in the first quarter of 2017, to $3.7 billion. On a period-end basis, the investment portfolio equated to $3.9 billion, or 18% of total assets at March 31, 2017, up $375 million, or 11%, compared to December 31, 2016. The investment portfolio had an effective duration of 3.8 years at March 31, 2017, unchanged compared to year-end 2016. The investment portfolio had a $32 million unrealized loss at March 31, 2017, an improvement from a $39 million unrealized loss at year-end 2016. The average yield on investment securities increased 15 basis points on a linked quarter basis to 2.24% in the first quarter of 2017. The Company holds in its investment portfolio primarily government agency securities. Municipal securities comprised 9% of total investments at March 31, 2017.

On a linked quarter basis, average short-term borrowings (including repurchase agreements) decreased $193 million, or 32%, and the cost of short-term borrowings decreased nine basis points. At March 31, 2017, short-term borrowings (including repurchase agreements) decreased $60 million, or 12%, compared to December 31, 2016. On a linked quarter basis, average long-term debt decreased $46 million, or 7%, and the cost of long-term debt increased seven basis points to 2.22%. The cost of average interest-bearing liabilities was 0.59% in the first quarter of 2017, up two basis points on a linked quarter basis.

Asset Quality

Non-performing assets ("NPAs") decreased $31 million, or 13%, to $220 million at March 31, 2017. Acquired NPAs increased $4 million, while legacy NPAs, which include energy and non-energy loans, decreased $36 million, or 15%, and equated to 0.99% of total assets. Energy-related NPAs (which are included in legacy loans) decreased by $35 million, or 23%, and accounted for the decrease in the Company's total NPAs during the first quarter of 2017. At March 31, 2017, non-energy-related NPAs increased $3 million, or 3%, and equated to 0.49% of total assets, up slightly compared to 0.48% at year-end 2016.

Aggregate loans past due 30 to 89 days increased $7 million, or 25%, and equated to 0.24% of total loans at March 31, 2017, compared to 0.19% at year-end 2016.

Net charge-offs totaled $6.1 million in the first quarter of 2017, down $1.6 million, or 21%, compared to the fourth quarter of 2016. Annualized net charge-offs equated to 0.16% of average loans in the first quarter of 2017, a five basis point improvement on a linked quarter basis. Energy loans accounted for approximately 47% of the net charge-offs incurred during the first quarter of 2017.

Capital Position

At March 31, 2017, the Company reported a non-GAAP tangible common equity ratio of 12.10%, up 228 basis points compared to December 31, 2016, and the preliminary Tier 1 leverage ratio was 12.91%, up 205 basis points compared to December 31, 2016. The Company’s preliminary calculation of its total risk-based capital ratio at March 31, 2017, was 16.92%, up 279 basis points compared to December 31, 2016.

At March 31, 2017, book value per common share was $65.25, up $2.57 per share, or 4%, compared to year-end 2016. Tangible book value per common share was $50.46, up $4.66 per share, or 10%, compared to year-end 2016. Based on the closing stock price of the Company’s common stock of $79.35 per share on April 27, 2017, this price equated to 1.22 times March 31, 2017 book value per common share and 1.57 times March 31, 2017 tangible book value per common share.

Cash Dividends On Common Stock. On March 20, 2017, the Company declared a quarterly cash dividend of $0.36 per common share, a 6% increase compared to the same quarter in the prior year. This common dividend level equated to an annualized dividend rate of $1.44 per common share. Based on the Company's closing common stock price on April 27, 2017, the indicated dividend yield was 1.81% per common share. The payment of dividends on the common stock is at the discretion of the Board of Directors.

Common Stock Repurchase Program. On May 4, 2016, the Board of Directors of the Company authorized the repurchase of up to 950,000 shares of the Company's common stock. The Company did not repurchase common shares under the authorized program during the first quarter of 2017. The Company has approximately 747,000 shares of common stock remaining that may be purchased under the currently authorized program.

Series B Preferred Stock. On August 5, 2015, the Company sold 3.2 million depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series B preferred stock has an initial coupon equal to 6.625% for a period of 10 years, and thereafter floats at a rate of LIBOR plus 426.2 basis points. The Company raised approximately $80 million in gross proceeds from the transaction. On January 4, 2017, the Company declared a semi-annual cash dividend of $0.8281 per depositary share that was paid on February 1, 2017.

Series C Preferred Stock. On May 9, 2016, the Company sold 2.3 million depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series C preferred stock has an initial coupon equal to 6.60% for a period of 10 years, and thereafter floats at a rate of LIBOR plus 492 basis points. The Company raised approximately $57.5 million in gross proceeds from the transaction. On March 20, 2017, the Company declared a quarterly cash dividend of $0.4125 per depositary share that is payable on May 1, 2017.

Common Stock. On December 7, 2016, the Company issued and sold 3.6 million shares of common stock at a price of $81.50 per common share. After deducting underwriting discounts and commissions and other related expenses, net proceeds of the sale were approximately $279 million. On March 7, 2017, the Company issued and sold 6.1 million shares of common stock at a price of $83.00 per common share. After deducting underwriting discounts and commissions and other related expenses, net proceeds of the sale were approximately $485 million. The estimated dilutive impact of carrying the excess capital associated with these two common stock offerings was approximately $0.11 per common share during the first quarter of 2017, and will be approximately $0.06 per month on an ongoing basis until the capital is fully deployed.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 300 combined offices, including 202 bank branch offices and two loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, and South Carolina, 24 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 64 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC”. The Company's Series B Preferred Stock and Series C Preferred Stock trade on the NASDAQ Global Select Market under the symbols "IBKCP" and "IBKCO", respectively. The Company’s common stock market capitalization was approximately $4.0 billion, based on the NASDAQ Global Select Market closing stock price on April 27, 2017.

The following 13 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FBR & Co.

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	JMP Securities LLC

•	Keefe, Bruyette & Woods, Inc.

•	Piper Jaffray & Co.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, April 28, 2017, beginning at 8:30 a.m. Central Time by dialing 1-888-317-6003. The confirmation code for the call is 3978156. A replay of the call will be available until midnight Central Time on May 5, 2017 by dialing 1-877-344-7529. The confirmation code for the replay is 10104130. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then "Financial Information" and “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. Non-GAAP measures in this press release include, but are not limited to, descriptions such as core, tangible, and pre-tax pre-provision. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Transactions that are typically excluded from non-GAAP performance measures include realized and unrealized gains/losses on former bank owned real estate, realized gains/losses on securities, income tax gains/losses, merger-related charges and recoveries, litigation charges and recoveries, and debt repayment penalties. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are presented in the supplemental tables at the end of this release. Please refer to the supplemental tables for these reconciliations.

Caution About Forward-Looking Statements

This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com. To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.
 Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.  Factors that could cause or contribute to such differences include, but are not limited to: the level of market volatility, our ability to execute our growth strategy, including the availability of future bank acquisition opportunities, our ability to execute on our revenue and efficiency improvement initiatives, unanticipated losses related to the completion and integration of mergers and acquisitions, refinements to purchase accounting adjustments for acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, actual results deviating from the Company’s current estimates and assumptions of timing and amounts of cash flows, utilization of non-GAAP financial measures, credit risk of our customers, resolution of assets formerly subject to loss share agreements with the FDIC, effects of the on-going correction in residential real estate prices and  levels of home sales, our ability to satisfy capital and liquidity standards such as those imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act and those adopted by the Basel Committee on Banking Supervision and federal banking regulators, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, competition from competitors with greater financial resources than the Company, reputational risk and social factors, compliance with laws and regulations, increases in FDIC insurance assessments, geographic concentration of our markets, economic and business conditions in our markets or nationally, including the impact of volatility of oil and gas prices, rapid changes in the financial services industry, significant litigation, cyber-security risks including dependence on our operational, technological, and organizational systems and infrastructure and those of third party providers of those services, hurricanes and other adverse weather events, and valuation of intangible assets. All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Table 1 - IBERIABANK CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	As of and For the Three Months Ended
INCOME DATA:	3/31/2017	12/31/2016	% Change	3/31/2016	% Change
Net interest income	$172,818	$161,665	6.9	$161,403	7.1
Net interest income (TE) (1)	175,309	164,005	6.9	163,728	7.1
Total revenues	220,164	214,903	2.4	217,248	1.3
Provision for loan losses	6,154	5,169	19.1	14,905	(58.7)
Non-interest expense	141,018	151,570	(7.0)	137,452	2.6
Net income available to common shareholders	46,874	44,173	6.1	40,193	16.6

PER COMMON SHARE DATA:
Earnings available to common shareholders - basic	$1.01	$1.05	(3.8)	$0.98	3.1
Earnings available to common shareholders - diluted	1.00	1.04	(3.8)	0.97	3.1
Core earnings (Non-GAAP) (2)	1.02	1.16	(12.1)	1.01	1.0
Book value	65.25	62.68	4.1	59.93	8.9
Tangible book value (Non-GAAP) (2) (3)	50.46	45.80	10.2	41.38	21.9
Closing stock price	79.10	83.75	(5.6)	51.27	54.3
Cash dividends	0.36	0.36	—	0.34	5.9

KEY RATIOS AND OTHER DATA (6):
Net interest margin (TE) (1)	3.53%	3.38%		3.68%
Efficiency ratio	64.1	70.5		63.3
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2) (3)	61.6	60.3		60.3
Return on average assets	0.94	0.85		0.87
Return on average common equity	6.41	6.70		6.59
Core return on average tangible common equity (Non-GAAP) (2)(3)	8.99	10.75		10.26
Effective tax rate	30.9	22.4		34.1
Full-time equivalent employees	3,161	3,100		3,112

CAPITAL RATIOS:
Tangible common equity ratio (Non-GAAP) (2) (3)	12.10%	9.82%		8.83%
Tangible common equity to risk-weighted assets (3)	14.48	11.62		10.14
Tier 1 leverage ratio (4)	12.91	10.86		9.41
Common equity Tier 1 (CET 1) (transitional) (4)	14.64	11.84		10.11
Common equity Tier 1 (CET 1) (fully phased-in) (4)	14.60	11.77		10.02
Tier 1 capital (transitional) (4)	15.38	12.59		10.56
Total risk-based capital ratio (4)	16.92	14.13		12.21
Common stock dividend payout ratio	39.0	36.4		34.9

	Classified assets to Tier 1 capital (7)	15.2	21.9	28.4

ASSET QUALITY RATIOS (LEGACY):
	Non-performing assets to total assets (5)	0.99%	1.20%	0.65%
	Allowance for loan losses to loans	0.82	0.83	0.92
	Net charge-offs to average loans (annualized)	0.20	0.24	0.15
	Non-performing assets to total loans and OREO (5)	1.52	1.83	0.96

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2)	See Table 10 and Table 11 for GAAP to Non-GAAP reconciliations.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(4)	Regulatory capital ratios as of March 31, 2017 are preliminary.
(5)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(6)	All ratios are calculated on an annualized basis for the periods indicated.
(7)	Classified assets include commercial loans rated substandard or worse and non-performing mortgage and consumer loans and include acquired impaired loans accounted for under ASC 310-30.

Table 2 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Three Months Ended
			Linked Qtr Change					Year/Year Change
	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Interest income	$192,533	$180,805	11,728	6.5	$180,504	$178,694	$176,936	15,597	8.8
Interest expense	19,715	19,140	575	3.0	17,087	15,941	15,533	4,182	26.9
Net interest income	172,818	161,665	11,153	6.9	163,417	162,753	161,403	11,415	7.1
Provision for loan losses	6,154	5,169	985	19.1	12,484	11,866	14,905	(8,751)	(58.7)
Net interest income after provision for loan losses	166,664	156,496	10,168	6.5	150,933	150,887	146,498	20,166	13.8
Mortgage income	14,115	16,115	(2,000)	(12.4)	21,807	25,991	19,940	(5,825)	(29.2)
Service charges on deposit accounts	11,153	11,178	(25)	(0.2)	11,066	10,940	10,951	202	1.8
Title revenue	4,741	5,332	(591)	(11.1)	6,001	6,135	4,745	(4)	(0.1)
Broker commissions	2,738	4,006	(1,268)	(31.7)	3,797	3,712	3,823	(1,085)	(28.4)
ATM/debit card fee income	3,585	3,604	(19)	(0.5)	3,483	3,650	3,503	82	2.3
Income from bank owned life insurance	1,311	1,323	(12)	(0.9)	1,305	1,411	1,202	109	9.1
Gain on sale of available-for-sale securities	—	4	(4)	(100.0)	12	1,789	196	(196)	(100.0)
Other non-interest income	9,703	11,676	(1,973)	(16.9)	12,350	11,289	11,485	(1,782)	(15.5)
Total non-interest income	47,346	53,238	(5,892)	(11.1)	59,821	64,917	55,845	(8,499)	(15.2)
Salaries and employee benefits	81,853	80,811	1,042	1.3	85,028	85,105	80,742	1,111	1.4
Occupancy and equipment	16,021	15,551	470	3.0	16,526	16,813	16,907	(886)	(5.2)
Loss on early termination of loss share agreements	—	17,798	(17,798)	(100.0)	—	—	—	—	N/M
Amortization of acquisition intangibles	1,770	2,087	(317)	(15.2)	2,106	2,109	2,113	(343)	(16.2)
Other non-interest expense	41,374	35,323	6,051	17.1	34,479	35,477	37,690	3,684	9.8
Total non-interest expense	141,018	151,570	(10,552)	(7.0)	138,139	139,504	137,452	3,566	2.6
Income before income taxes	72,992	58,164	14,828	25.5	72,615	76,300	64,891	8,101	12.5
Income tax expense	22,519	13,034	9,485	72.8	24,547	25,490	22,122	397	1.8
Net income	50,473	45,130	5,343	11.8	48,068	50,810	42,769	7,704	18.0
Preferred stock dividends	(3,599)	(957)	(2,642)	(276.1)	(3,590)	(854)	(2,576)	(1,023)	39.7
Net income available to common shareholders	$46,874	$44,173	2,701	6.1	$44,478	$49,956	$40,193	6,681	16.6

Income available to common shareholders - basic	$46,874	$44,173	2,701	6.1	$44,478	$49,956	$40,193	6,681	16.6
Earnings allocated to unvested restricted stock	(346)	(414)	68	(16.4)	(462)	(540)	(460)	114	(24.8)
Earnings allocated to common shareholders	$46,528	$43,759	2,769	6.3	$44,016	$49,416	$39,733	6,795	17.1

Earnings per common share - basic	$1.01	$1.05	(0.04)	(3.8)	$1.08	$1.21	$0.98	0.03	3.1

Earnings per common share - diluted	1.00	1.04	(0.04)	(3.8)	1.08	1.21	0.97	0.03	3.1
Impact of non-core items (Non-GAAP) (1)	0.02	0.12	(0.10)	(83.3)	—	(0.03)	0.04	(0.02)	(50.0)
Earnings per share - diluted, excluding non-core items (Non-GAAP) (1)	$1.02	$1.16	(0.14)	(12.1)	$1.08	$1.18	$1.01	0.01	1.0

NUMBER OF COMMON SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	46,123	42,109	4,014	9.5	41,052	41,232	41,186	4,937	12.0
Weighted average common shares outstanding - diluted	46,496	41,950	4,546	10.8	40,811	40,908	40,765	5,731	14.1
Book value shares (period end)	50,970	44,795	6,175	13.8	41,082	41,039	41,232	9,738	23.6

(1) See Table 10 and Table 11 for GAAP to Non-GAAP reconciliations.

N/M = not meaningful

TABLE 3 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

PERIOD-END BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Cash and due from banks	$276,979	$295,896	(18,917)	(6.4)	$327,799	$288,141	$300,207	(23,228)	(7.7)
Interest-bearing deposits in other banks	1,024,139	1,066,230	(42,091)	(3.9)	773,454	417,157	696,448	327,691	47.1
Total cash and cash equivalents	1,301,118	1,362,126	(61,008)	(4.5)	1,101,253	705,298	996,655	304,463	30.5
Investment securities available for sale	3,823,953	3,446,097	377,856	11.0	2,885,413	2,776,015	2,755,425	1,068,528	38.8
Investment securities held to maturity	86,018	89,216	(3,198)	(3.6)	90,653	92,904	96,117	(10,099)	(10.5)
Total investment securities	3,909,971	3,535,313	374,658	10.6	2,976,066	2,868,919	2,851,542	1,058,429	37.1
Mortgage loans held for sale	122,333	157,041	(34,708)	(22.1)	210,866	229,653	192,545	(70,212)	(36.5)
Loans, net of unearned income	15,132,202	15,064,971	67,231	0.4	14,924,499	14,722,561	14,451,244	680,958	4.7
Allowance for loan losses	(144,890)	(144,719)	(171)	0.1	(148,193)	(147,452)	(146,557)	1,667	(1.1)
Loans, net	14,987,312	14,920,252	67,060	0.4	14,776,306	14,575,109	14,304,687	682,625	4.8
Loss share receivable	—	—	—	—	24,406	29,224	33,564	(33,564)	(100.0)
Premises and equipment	303,978	306,373	(2,395)	(0.8)	308,932	311,173	314,615	(10,637)	(3.4)
Goodwill and other intangibles	758,340	759,823	(1,483)	(0.2)	761,206	763,387	768,235	(9,895)	(1.3)
Other assets	625,427	618,262	7,165	1.2	629,531	678,092	630,720	(5,293)	(0.8)
Total assets	$22,008,479	$21,659,190	349,289	1.6	$20,788,566	$20,160,855	$20,092,563	1,915,916	9.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$5,031,583	$4,928,878	102,705	2.1	$4,787,485	$4,539,254	$4,484,024	547,559	12.2
NOW accounts	3,085,720	3,314,281	(228,561)	(6.9)	2,904,835	2,985,284	2,960,562	125,158	4.2
Savings and money market accounts	7,185,864	7,033,917	151,947	2.2	6,646,694	6,188,245	6,736,146	449,718	6.7
Certificates of deposit	2,009,098	2,131,207	(122,109)	(5.7)	2,183,503	2,149,244	2,079,834	(70,736)	(3.4)
Total deposits	17,312,265	17,408,283	(96,018)	(0.6)	16,522,517	15,862,027	16,260,566	1,051,699	6.5
Short-term borrowings	80,000	175,000	(95,000)	(54.3)	360,000	477,620	195,000	(115,000)	(59.0)
Securities sold under agreements to repurchase	368,696	334,136	34,560	10.3	353,272	288,017	303,238	65,458	21.6
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	507,975	508,843	(868)	(0.2)	552,328	567,326	478,814	29,161	6.1
Other liabilities	161,458	173,124	(11,666)	(6.7)	213,229	208,158	186,926	(25,468)	(13.6)
Total liabilities	18,550,504	18,719,496	(168,992)	(0.9)	18,121,456	17,523,258	17,544,654	1,005,850	5.7
Total shareholders' equity	3,457,975	2,939,694	518,281	17.6	2,667,110	2,637,597	2,547,909	910,066	35.7
Total liabilities and shareholders' equity	$22,008,479	$21,659,190	349,289	1.6	$20,788,566	$20,160,855	$20,092,563	1,915,916	9.5

TABLE 3 Continued - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

AVERAGE BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Cash and due from banks	$302,585	$310,132	(7,547)	(2.4)	$299,445	$304,304	$292,476	10,109	3.5
Interest-bearing deposits in other banks	1,023,688	930,524	93,164	10.0	536,741	386,139	365,709	657,979	179.9
Total cash and cash equivalents	1,326,273	1,240,656	85,617	6.9	836,186	690,443	658,185	668,088	101.5
Investment securities available for sale	3,679,817	3,192,040	487,777	15.3	2,825,030	2,823,292	2,797,320	882,497	31.5
Investment securities held to maturity	87,246	90,161	(2,915)	(3.2)	92,006	94,609	97,391	(10,145)	(10.4)
Total investment securities	3,767,063	3,282,201	484,862	14.8	2,917,036	2,917,901	2,894,711	872,352	30.1
Mortgage loans held for sale	175,512	226,565	(51,053)	(22.5)	219,369	211,468	160,873	14,639	9.1
Loans, net of unearned income	15,045,755	14,912,350	133,405	0.9	14,802,199	14,570,945	14,354,410	691,345	4.8
Allowance for loan losses	(145,326)	(150,499)	5,173	(3.4)	(149,101)	(149,037)	(141,393)	(3,933)	2.8
Loans, net	14,900,429	14,761,851	138,578	0.9	14,653,098	14,421,908	14,213,017	687,412	4.8
Loss share receivable	—	20,456	(20,456)	(100.0)	27,694	32,189	37,360	(37,360)	(100.0)
Premises and equipment	305,245	308,861	(3,616)	(1.2)	310,592	313,862	322,086	(16,841)	(5.2)
Goodwill and other intangibles	758,887	760,003	(1,116)	(0.1)	762,196	764,818	765,898	(7,011)	(0.9)
Other assets	628,092	615,666	12,426	2.0	666,657	651,328	609,181	18,911	3.1
Total assets	$21,861,501	$21,216,259	645,242	3.0	$20,392,828	$20,003,917	$19,661,311	2,200,190	11.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$4,976,945	$4,869,095	107,850	2.2	$4,605,447	$4,463,928	$4,388,259	588,686	13.4
NOW accounts	3,239,085	2,981,967	257,118	8.6	2,936,130	2,911,510	2,859,940	379,145	13.3
Savings and money market accounts	7,211,545	6,869,614	341,931	5.0	6,359,006	6,486,242	6,598,838	612,707	9.3
Certificates of deposit	2,083,749	2,172,967	(89,218)	(4.1)	2,176,159	2,117,711	2,098,032	(14,283)	(0.7)
Total deposits	17,511,324	16,893,643	617,681	3.7	16,076,742	15,979,391	15,945,069	1,566,255	9.8
Short-term borrowings	99,000	260,730	(161,730)	(62.0)	430,332	358,837	277,374	(178,374)	(64.3)
Securities sold under agreements to repurchase	311,726	342,953	(31,227)	(9.1)	302,119	265,465	217,296	94,430	43.5
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	498,384	544,353	(45,969)	(8.4)	562,598	473,195	403,393	94,991	23.5
Other liabilities	221,993	300,768	(78,775)	(26.2)	239,911	203,050	167,810	54,183	32.3
Total liabilities	18,762,537	18,462,557	299,980	1.6	17,731,812	17,400,048	17,131,052	1,631,485	9.5
Total shareholders' equity	3,098,964	2,753,702	345,262	12.5	2,661,016	2,603,869	2,530,259	568,705	22.5
Total liabilities and shareholders' equity	$21,861,501	$21,216,259	645,242	3.0	$20,392,828	$20,003,917	$19,661,311	2,200,190	11.2

Table 4 - IBERIABANK CORPORATION
TOTAL LOANS AND ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LOANS	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Commercial loans:
Real estate	$6,977,874	$6,802,266	175,608	2.6	$6,681,215	$6,472,001	$6,230,628	747,246	12.0
Commercial and Industrial	3,455,578	3,543,122	(87,544)	(2.5)	3,462,997	3,435,809	3,374,382	81,196	2.4
Energy (Real Estate and Commercial and Industrial) (1)	563,623	561,193	2,430	0.4	599,641	662,034	731,662	(168,039)	(23.0)
Total commercial loans	10,997,075	10,906,581	90,494	0.8	10,743,853	10,569,844	10,336,672	660,403	6.4

Residential mortgage loans	1,296,358	1,267,400	28,958	2.3	1,270,530	1,249,062	1,208,391	87,967	7.3

Consumer loans:
Home equity	2,146,796	2,155,926	(9,130)	(0.4)	2,151,130	2,129,812	2,091,514	55,282	2.6
Indirect automobile	110,200	131,052	(20,852)	(15.9)	153,913	182,223	213,179	(102,979)	(48.3)
Automobile	142,139	147,662	(5,523)	(3.7)	152,972	156,597	164,868	(22,729)	(13.8)
Credit card	84,113	82,992	1,121	1.4	80,959	78,552	76,756	7,357	9.6
Other	355,521	373,358	(17,837)	(4.8)	371,142	356,471	359,864	(4,343)	(1.2)
Total consumer loans	2,838,769	2,890,990	(52,221)	(1.8)	2,910,116	2,903,655	2,906,181	(67,412)	(2.3)
Total loans	$15,132,202	$15,064,971	67,231	0.4	$14,924,499	$14,722,561	$14,451,244	680,958	4.7

Allowance for loan losses (2)	$(144,890)	$(144,719)	(171)	0.1	$(148,193)	$(147,452)	$(146,557)	1,667	(1.1)
Loans, net	14,987,312	14,920,252	67,060	0.4	14,776,306	14,575,109	14,304,687	682,625	4.8

Reserve for unfunded commitments	(11,660)	(11,241)	(419)	3.7	(11,990)	(13,826)	(14,033)	2,373	(16.9)
Allowance for credit losses	(156,550)	(155,960)	(590)	0.4	(160,183)	(161,278)	(160,590)	4,040	(2.5)

ASSET QUALITY DATA
Non-accrual loans (3)	$191,582	$228,501	(36,919)	(16.2)	$235,521	$101,738	$98,588	92,994	94.3
Other real estate owned and foreclosed assets	20,055	21,199	(1,144)	(5.4)	22,085	27,220	31,411	(11,356)	(36.2)
Accruing loans more than 90 days past due (3)	7,980	1,386	6,594	475.8	5,233	751	385	7,595	1,972.7
Total non-performing assets	$219,617	$251,086	(31,469)	(12.5)	$262,839	$129,709	$130,384	89,233	68.4

Loans 30-89 days past due	$36,172	$28,869	7,303	25.3	$45,125	$50,592	$49,071	(12,899)	(26.3)

Non-performing assets to total assets	1.00%	1.16%			1.26%	0.64%	0.65%
Non-performing assets to total loans and OREO	1.45	1.66			1.76	0.88	0.90
Allowance for loan losses to non-performing loans (4)	72.6	63.0			61.6	143.9	148.1
Allowance for loan losses to non-performing assets	66.0	57.6			56.4	113.7	112.4
Allowance for loan losses to total loans	0.96	0.96			0.99	1.00	1.01

Quarter-to-date charge-offs	$7,291	$9,785	(2,494)	(25.5)	$11,500	$12,994	$5,560	1,731	31.1
Quarter-to-date recoveries	(1,235)	(2,135)	900	(42.2)	(1,277)	(1,071)	(1,551)	316	(20.4)
Quarter-to-date net charge-offs	$6,056	$7,650	(1,594)	(20.8)	$10,223	$11,923	$4,009	2,047	51.1

Net charge-offs to average loans (annualized)	0.16%	0.21%			0.28%	0.33%	0.11%

(1) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(2) The allowance for loan losses includes impairment reserves attributable to acquired impaired loans.
(3) For purposes of this table, non-accrual and past due loans exclude acquired impaired loans accounted for under ASC 310-30 that are currently accruing income.
(4) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

Table 5 - IBERIABANK CORPORATION
LEGACY LOANS AND LEGACY ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LEGACY LOANS	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Commercial loans:
Real estate	$5,878,509	$5,623,314	255,195	4.5	$5,419,483	$5,097,689	$4,771,690	1,106,819	23.2
Commercial and Industrial	3,140,205	3,194,796	(54,591)	(1.7)	3,101,472	3,027,590	2,926,686	213,519	7.3
Energy (Real Estate and Commercial and Industrial) (1)	562,515	559,289	3,226	0.6	598,279	659,510	728,778	(166,263)	(22.8)
Total commercial loans	9,581,229	9,377,399	203,830	2.2	9,119,234	8,784,789	8,427,154	1,154,075	13.7

Residential mortgage loans	901,859	854,216	47,643	5.6	840,082	794,701	730,621	171,238	23.4

Consumer loans:
Home equity	1,797,123	1,783,421	13,702	0.8	1,755,295	1,695,113	1,625,812	171,311	10.5
Indirect automobile	110,174	131,048	(20,874)	(15.9)	153,904	182,199	213,141	(102,967)	(48.3)
Automobile	133,852	138,638	(4,786)	(3.5)	143,355	146,394	153,732	(19,880)	(12.9)
Credit card	83,612	82,524	1,088	1.3	80,452	78,044	76,247	7,365	9.7
Other	315,595	327,678	(12,083)	(3.7)	321,048	303,609	301,990	13,605	4.5
Total consumer loans	2,440,356	2,463,309	(22,953)	(0.9)	2,454,054	2,405,359	2,370,922	69,434	2.9
Total loans	$12,923,444	$12,694,924	228,520	1.8	$12,413,370	$11,984,849	$11,528,697	1,394,747	12.1

Allowance for loan losses	$(105,813)	$(105,569)	(244)	0.2	$(108,889)	$(106,861)	$(105,574)	(239)	0.2
Loans, net	12,817,631	12,589,355	228,276	1.8	12,304,481	11,877,988	11,423,123	1,394,508	12.2

Reserve for unfunded commitments	(11,660)	(11,241)	(419)	3.7	(11,990)	(13,826)	(14,033)	2,373	(16.9)
Allowance for credit losses	(117,473)	(116,810)	(663)	0.6	(120,879)	(120,687)	(119,607)	2,134	(1.8)

ASSET QUALITY DATA
Non-accrual loans	$185,078	$221,543	(36,465)	(16.5)	$227,122	$95,096	$93,429	91,649	98.1
Other real estate owned and foreclosed assets	8,217	9,264	(1,047)	(11.3)	11,538	14,478	17,662	(9,445)	(53.5)
Accruing loans more than 90 days past due	3,100	1,104	1,996	180.8	4,936	353	125	2,975	2,380.0
Total non-performing assets	$196,395	$231,911	(35,516)	(15.3)	$243,596	$109,927	$111,216	85,179	76.6

Loans 30-89 days past due	$32,286	$24,902	7,384	29.7	$41,157	$45,906	$42,454	(10,168)	(24.0)

Non-performing assets to total assets	0.99%	1.20%			1.33%	0.63%	0.65%
Non-performing assets to total loans and OREO	1.52	1.83			1.96	0.92	0.96
Allowance for loan losses to non-performing loans (2)	56.2	47.4			46.9	112.0	112.9
Allowance for loan losses to non-performing assets	53.9	45.5			44.7	97.2	94.9
Allowance for loan losses to total loans	0.82	0.83			0.88	0.89	0.92

Quarter-to-date charge-offs	$7,202	$9,496	(2,294)	(24.2)	$11,201	$11,969	$5,389	1,813	33.6
Quarter-to-date recoveries	(880)	(1,910)	1,030	(53.9)	(1,102)	(775)	(1,247)	367	(29.4)
Quarter-to-date net charge-offs	$6,322	$7,586	(1,264)	(16.7)	$10,099	$11,194	$4,142	2,180	52.6
Net charge-offs to average loans (annualized)	0.20%	0.24%			0.33%	0.38%	0.15%

(1) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

Table 6 - IBERIABANK CORPORATION
ACQUIRED LOANS AND ACQUIRED ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
ACQUIRED LOANS	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
Commercial loans:
Real estate	$1,099,365	$1,178,952	(79,587)	(6.8)	$1,261,732	$1,374,312	$1,458,938	(359,573)	(24.6)
Commercial and Industrial	315,373	348,326	(32,953)	(9.5)	361,525	408,219	447,696	(132,323)	(29.6)
Energy (Real Estate and Commercial and Industrial) (1)	1,108	1,904	(796)	(41.8)	1,362	2,524	2,884	(1,776)	(61.6)
Total commercial loans	1,415,846	1,529,182	(113,336)	(7.4)	1,624,619	1,785,055	1,909,518	(493,672)	(25.9)

Residential mortgage loans	394,499	413,184	(18,685)	(4.5)	430,448	454,361	477,770	(83,271)	(17.4)

Consumer loans:
Home equity	349,673	372,505	(22,832)	(6.1)	395,835	434,699	465,702	(116,029)	(24.9)
Indirect automobile	26	4	22	550.0	9	24	38	(12)	(31.6)
Automobile	8,287	9,024	(737)	(8.2)	9,617	10,203	11,136	(2,849)	(25.6)
Credit card	501	468	33	7.1	507	508	509	(8)	(1.6)
Other	39,926	45,680	(5,754)	(12.6)	50,094	52,862	57,874	(17,948)	(31.0)
Total consumer loans	398,413	427,681	(29,268)	(6.8)	456,062	498,296	535,259	(136,846)	(25.6)
Total loans	$2,208,758	$2,370,047	(161,289)	(6.8)	$2,511,129	$2,737,712	$2,922,547	(713,789)	(24.4)

Allowance for loan losses (2)	$(39,077)	$(39,150)	73	(0.2)	$(39,304)	$(40,591)	$(40,983)	1,906	(4.7)
Loans, net	2,169,681	2,330,897	(161,216)	(6.9)	2,471,825	2,697,121	2,881,564	(711,883)	(24.7)

ACQUIRED ASSET QUALITY DATA (3)
Non-accrual loans	$6,504	$6,958	(454)	(6.5)	$8,399	$6,642	$5,159	1,345	26.1
Other real estate owned and foreclosed assets	11,838	11,935	(97)	(0.8)	10,547	12,742	13,749	(1,911)	(13.9)
Accruing loans more than 90 days past due	4,880	282	4,598	1,630.5	297	398	260	4,620	1,776.9
Total non-performing assets	$23,222	$19,175	4,047	21.1	$19,243	$19,782	$19,168	4,054	21.1

Loans 30-89 days past due	$3,886	$3,967	(81)	(2.0)	$3,968	$4,686	$6,617	(2,731)	(41.3)

Non-performing assets to total assets	1.06%	0.81%			0.76%	0.72%	0.65%
Non-performing assets to total loans and OREO	1.05	0.81			0.76	0.72	0.65
Allowance for loan losses to non-performing loans	343.3	540.7			452.0	576.6	756.3
Allowance for loan losses to non-performing assets	168.3	204.2			204.3	205.2	213.8
Allowance for loan losses to total loans	1.77	1.65			1.57	1.48	1.40

Quarter-to-date charge-offs	$89	$289	(200)	(69.2)	$299	$1,025	$171	(82)	(48.0)
Quarter-to-date recoveries	(355)	(225)	(130)	57.8	(175)	(296)	(304)	(51)	16.8
Quarter-to-date net charge-offs/(recoveries)	$(266)	$64	(330)	(515.6)	$124	$729	$(133)	(133)	100.0

Net charge-offs/(recoveries) to average loans (annualized)	(0.05)%	0.01%			0.02%	0.10%	(0.02)%

(1) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(2) The allowance for loan losses includes impairment reserves attributable to acquired impaired loans.
(3) Acquired non-performing loans exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

Table 7 - IBERIABANK CORPORATION
ENERGY LOANS, ENERGY-RELATED COMMITMENTS AND ASSET QUALITY DATA
(Dollars in thousands)

ENERGY LOANS: (1)			Linked Qtr Change					Year/Year Change
	3/31/2017	12/31/2016	$	%	9/30/2016	6/30/2016	3/31/2016	$	%
E&P	$265,696	$290,711	(25,015)	(8.6)	$301,223	$328,066	$369,725	(104,029)	(28.1)
Midstream	123,436	90,120	33,316	37.0	110,821	123,687	130,556	(7,120)	(5.5)
Service	174,491	180,362	(5,871)	(3.3)	187,597	210,281	231,381	(56,890)	(24.6)
Total energy loans	$563,623	$561,193	2,430	0.4	$599,641	$662,034	$731,662	(168,039)	(23.0)

ENERGY-RELATED COMMITMENTS:
E&P	$543,689	$545,061	(1,372)	(0.3)	$545,383	$572,267	$677,258	(133,569)	(19.7)
Midstream	238,186	182,998	55,188	30.2	198,618	201,555	206,504	31,682	15.3
Service	243,991	241,740	2,251	0.9	261,450	295,591	329,282	(85,291)	(25.9)
Total energy-related commitments	$1,025,866	$969,799	56,067	5.8	$1,005,451	$1,069,413	$1,213,044	(187,178)	(15.4)

Total loans net of unearned income	$15,132,202	$15,064,971	67,231	0.4	$14,924,499	$14,722,561	$14,451,244	680,958	4.7
Energy loan outstandings as a % of total loans	3.7%	3.7%			4.0%	4.5%	5.1%
Energy-related commitments as a % of total commitments	5.2%	4.8%			5.1%	5.4%	6.3%

Allowance for loan losses	$(20,144)	$(22,524)	2,380	(10.6)	$(28,215)	$(33,040)	$(38,495)	18,351	(47.7)
Reserve for unfunded commitments	(203)	(1,003)	800	(79.8)	(953)	(2,223)	(903)	700	(77.5)
Allowance for credit losses	(20,347)	(23,527)	3,180	(13.5)	(29,168)	(35,263)	(39,398)	19,051	(48.4)

ASSET QUALITY DATA
Non-accrual loans	$113,212	$150,329	(37,117)	(24.7)	$153,620	$60,814	$46,223	66,989	144.9
Other real estate owned and foreclosed assets	—	—	—	—	—	—	—	—	—
Accruing loans more than 90 days past due	2,175	—	2,175	N/M	—	—	—	2,175	N/M
Total non-performing assets	$115,387	$150,329	(34,942)	(23.2)	$153,620	$60,814	$46,223	69,164	149.6

Loans 30-89 days past due	$157	$1,526	(1,369)	(89.7)	$—	$3,055	$—	157	N/M

Non-performing assets to total energy loans and OREO	20.47%	26.79%			25.62%	9.19%	6.32%
Allowance for loan losses to non-performing loans (2)	17.5	15.0			18.4	54.3	83.3
Allowance for loan losses to non-performing assets	17.5	15.0			18.4	54.3	83.3
Allowance for loan losses to total energy loans	3.57	4.01			4.71	4.99	5.26

Quarter-to-date charge-offs	$2,845	$2,321	$6,957	$7,715	$—
Quarter-to-date recoveries	—	(840)	—	—	—
Quarter-to-date net charge-offs	$2,845	$1,481	$6,957	$7,715	$—
Net charge-offs to average loans (annualized)	2.05%	1.02%	4.39%	4.44%	0.00%

(1) For purposes of this table, energy loans generally include loans with specific NAICS codes that relate to the Oil and Gas E&P, Services or Midstream industries.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Not meaningful

TABLE 8 - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2017			12/31/2016			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)	Average Balance	Interest Income/Expense	Yield/Rate (TE)	Yield/Rate (TE)
Earning assets:
Commercial loans	$10,917,714	$119,605	4.50%	$10,759,264	$114,694	4.29%	21
Residential mortgage loans	1,273,069	12,848	4.04	1,267,413	14,038	4.43	(39)
Consumer loans	2,854,972	36,524	5.19	2,885,673	36,960	5.10	9
Total loans	15,045,755	168,977	4.59	14,912,350	165,692	4.46	13
Loss share receivable	—	—	0.00	20,456	(3,539)	(68.83)	6,883
Total loans and loss share receivable	15,045,755	168,977	4.59	14,932,806	162,153	4.36	23
Mortgage loans held for sale	175,512	971	2.21	226,565	1,539	2.72	(51)
Investment securities (2)	3,741,128	19,927	2.24	3,154,252	15,464	2.09	15
Other earning assets	1,123,087	2,658	0.96	1,034,980	1,649	0.63	33
Total earning assets	20,085,482	192,533	3.93	19,348,603	180,805	3.77	16
Allowance for loan losses	(145,326)			(150,499)
Non-earning assets	1,921,345			2,018,155
Total assets	$21,861,501			$21,216,259

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$3,239,085	$3,090	0.39%	$2,981,967	$2,483	0.33%	6
Savings and money market accounts	7,211,545	8,329	0.47	6,869,614	7,732	0.45	2
Certificates of deposit	2,083,749	4,638	0.90	2,172,967	4,785	0.88	2
Total interest-bearing deposits (3)	12,534,379	16,057	0.52	12,024,548	15,000	0.50	2
Short-term borrowings	410,726	277	0.27	603,683	552	0.36	(9)
Long-term debt	618,494	3,381	2.22	664,463	3,588	2.15	7
Total interest-bearing liabilities	13,563,599	19,715	0.59	13,292,694	19,140	0.57	2
Non-interest-bearing deposits	4,976,945			4,869,095
Non-interest-bearing liabilities	221,993			300,768
Total liabilities	18,762,537			18,462,557
Total shareholders' equity	3,098,964			2,753,702
Total liabilities and shareholders' equity	$21,861,501			$21,216,259

Net interest income/Net interest spread		$172,818	3.34%		$161,665	3.20%	14
Tax-equivalent benefit		2,491	0.05		2,340	0.05	—
Net interest income (TE)/Net interest margin (TE) (1)		$175,309	3.53%		$164,005	3.38%	15

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended March 31, 2017 and December 31, 2016 total 0.37% and 0.35%, respectively.

TABLE 8 Continued - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	9/30/2016			6/30/2016			3/31/2016
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)	Average Balance	Interest Income/Expense	Yield/Rate (TE)	Average Balance	Interest Income/Expense	Yield/Rate (TE)
Earning assets:
Commercial loans	$10,646,874	$116,653	4.41%	$10,458,822	$114,588	4.46%	$10,250,555	$113,417	4.51%
Residential mortgage loans	1,254,665	13,718	4.37	1,221,254	13,781	4.51	1,202,692	13,429	4.47
Consumer loans	2,900,660	37,413	5.13	2,890,869	37,200	5.18	2,901,163	37,145	5.15
Total loans	14,802,199	167,784	4.55	14,570,945	165,569	4.61	14,354,410	163,991	4.63
Loss share receivable	27,694	(3,935)	(56.53)	32,189	(4,163)	(52.01)	37,360	(4,386)	(47.22)
Total loans and loss share receivable	14,829,893	163,849	4.44	14,603,134	161,406	4.48	14,391,770	159,605	4.49
Mortgage loans held for sale	219,369	1,774	3.24	211,468	1,850	3.50	160,873	1,401	3.48
Investment securities (2)	2,830,892	13,815	2.08	2,856,805	14,663	2.17	2,866,974	15,212	2.24
Other earning assets	641,080	1,066	0.66	483,597	775	0.64	453,737	718	0.64
Total earning assets	18,521,234	180,504	3.93	18,155,004	178,694	4.01	17,873,354	176,936	4.03
Allowance for loan losses	(149,101)			(149,037)			(141,393)
Non-earning assets	2,020,695			1,997,950			1,929,350
Total assets	$20,392,828			$20,003,917			$19,661,311

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$2,936,130	$2,313	0.31%	$2,911,510	$2,080	0.29%	$2,859,940	$1,940	0.27%
Savings and money market accounts	6,359,006	5,826	0.36	6,486,242	5,527	0.34	6,598,838	5,640	0.34
Certificates of deposit	2,176,159	4,592	0.84	2,117,711	4,309	0.82	2,098,032	4,354	0.83
Total interest-bearing deposits (3)	11,471,295	12,731	0.44	11,515,463	11,916	0.42	11,556,810	11,934	0.42
Short-term borrowings	732,451	753	0.41	624,302	662	0.43	494,670	485	0.39
Long-term debt	682,708	3,603	2.10	593,305	3,363	2.28	523,503	3,114	2.39
Total interest-bearing liabilities	12,886,454	17,087	0.53	12,733,070	15,941	0.51	12,574,983	15,533	0.50
Non-interest-bearing deposits	4,605,447			4,463,928			4,388,259
Non-interest-bearing liabilities	239,911			203,050			167,810
Total liabilities	17,731,812			17,400,048			17,131,052
Total shareholders' equity	2,661,016			2,603,869			2,530,259
Total liabilities and shareholders' equity	$20,392,828			$20,003,917			$19,661,311

Net interest income/Net interest spread		$163,417	3.40%		$162,753	3.50%		$161,403	3.53%
Tax-equivalent benefit		2,330	0.05		2,290	0.05		2,325	0.05
Net interest income (TE)/Net interest margin (TE) (1)		$165,747	3.56%		$165,043	3.65%		$163,728	3.68%

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended September 30, 2016, June 30, 2016 and March 31, 2016 total 0.32%, 0.30% and 0.30%, respectively.

Table 9 - IBERIABANK CORPORATION
LEGACY AND ACQUIRED LOAN PORTFOLIO VOLUMES AND YIELDS
(Dollars in millions)

	For the Three Months Ended
	3/31/2017			12/31/2016			9/30/2016			6/30/2016			3/31/2016
AS REPORTED (US GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$131	$12,760	4.12%	$125	$12,481	3.97%	$123	$12,183	4.00%	$118	$11,737	4.04%	$115	$11,319	4.05%
Acquired loans (1)	38	2,286	6.81	37	2,452	5.99	41	2,647	6.16	43	2,866	6.07	45	3,073	5.90
Total loans	$169	$15,046	4.55%	$162	$14,933	4.30%	$164	$14,830	4.38%	$161	$14,603	4.43%	$160	$14,392	4.45%

	3/31/2017			12/31/2016			9/30/2016			6/30/2016			3/31/2016
ADJUSTMENTS	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%
Acquired loans (1)	(11)	87	(2.08)	(8)	73	(1.43)	(9)	76	(1.49)	(9)	84	(1.41)	(7)	86	(1.05)
Total loans	$(11)	$87	(0.31)%	$(8)	$73	(0.23)%	$(9)	$76	(0.26)%	$(9)	$84	(0.27)%	$(7)	$86	(0.22)%

	3/31/2017			12/31/2016			9/30/2016			6/30/2016			3/31/2016
AS ADJUSTED (CASH YIELD, NON-GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$131	$12,760	4.12%	$125	$12,481	3.97%	$123	$12,183	4.00%	$118	$11,737	4.04%	$115	$11,319	4.05%
Acquired loans (1)	27	2,373	4.73	29	2,525	4.56	32	2,723	4.67	34	2,950	4.67	38	3,159	4.85
Total loans	$158	$15,133	4.24%	$154	$15,006	4.07%	$155	$14,906	4.12%	$152	$14,687	4.16%	$153	$14,478	4.23%

(1) Acquired loans include the impact of the FDIC Indemnification Asset in periods prior to loss share termination in December 2016.

Table 10 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2017			12/31/2016			9/30/2016
	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)
Net income	$72,992	$50,473	$1.08	$58,164	$45,130	$1.06	$72,615	$48,068	$1.17
Preferred stock dividends	—	(3,599)	(0.08)	—	(957)	(0.02)	—	(3,590)	(0.09)
Income available to common shareholders (GAAP)	$72,992	$46,874	$1.00	$58,164	$44,173	$1.04	$72,615	$44,478	$1.08

Non-interest income adjustments:
Gain on sale of investments and other non-interest income	(1)	—	—	(5)	(3)	—	(12)	(8)	—

Non-interest expense adjustments:
Merger-related expense	54	35	—	—	—	—	—	—	—
Severance expense	98	63	—	188	122	—	—	—	—
Impairment of long-lived assets, net of (gain) loss on sale	1,429	929	0.02	(462)	(300)	(0.01)	—	—	—
Loss on early termination of loss share agreements	—	—	—	17,798	11,569	0.28	—	—	—
Other non-core non-interest expense	—	—	—	484	314	0.01	—	—	—
Total non-interest expense adjustments	1,581	1,027	0.02	18,008	11,705	0.28	—	—	—
Income tax benefits	—	—	—	—	(6,836)	(0.16)	—	—	—
Core earnings (Non-GAAP)	74,572	47,901	1.02	76,167	49,039	1.16	72,603	44,470	1.08
Provision for loan losses	6,154	4,000	0.09	5,169	3,360	0.08	12,484	8,115	0.20
Core pre-provision earnings (Non-GAAP)	$80,726	$51,901	$1.11	$81,336	$52,399	$1.24	$85,087	$52,585	$1.28

	For the Three Months Ended
	6/30/2016			3/31/2016
	Pre-tax	After-tax (1)	Per share (2)	Pre-tax	After-tax (1)	Per share (2)
Net income	$76,300	$50,810	$1.23	$64,891	$42,769	$1.03
Preferred stock dividends	—	(854)	(0.02)	—	(2,576)	(0.06)
Income available to common shareholders (GAAP)	$76,300	$49,956	$1.21	$64,891	$40,193	$0.97

Non-interest income adjustments:
Gain on sale of investments and other non-interest income	(1,789)	(1,163)	(0.03)	(196)	(127)	—

Non-interest expense adjustments:
Merger-related expense	—	—	—	3	2	—
Severance expense	140	91	—	454	295	0.01
Impairment of long-lived assets, net of (gain) loss on sale	(1,256)	(816)	(0.02)	1,044	679	0.01

Other non-core non-interest expense	1,177	765	0.02	1,091	709	0.02
Total non-interest expense adjustments	61	40	—	2,592	1,685	0.04
Income tax benefits	—	—	—	—	—	—
Core earnings (Non-GAAP)	74,572	48,833	1.18	67,287	41,751	1.01
Provision for loan losses	11,866	7,712	0.19	14,905	9,688	0.24
Core pre-provision earnings (Non-GAAP)	$86,438	$56,545	$1.37	$82,192	$51,439	$1.25

(1) After-tax amounts, excluding preferred stock dividends, are calculated using a tax rate of 35%, which approximates the marginal tax rate.
(2) Diluted per share amounts may not appear to foot due to rounding.

Table 11 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net interest income (GAAP)	$172,818	$161,665	$163,417	$162,753	$161,403
Add: Effect of tax benefit on interest income	2,491	2,340	2,330	2,290	2,325
Net interest income (TE) (Non-GAAP) (1)	175,309	164,005	165,747	165,043	163,728

Non-interest income (GAAP)	47,346	53,238	59,821	64,917	55,845
Add: Effect of tax benefit on non-interest income	706	713	703	760	647
Non-interest income (TE) (Non-GAAP) (1)	48,052	53,951	60,524	65,677	56,492
Taxable equivalent revenues (Non-GAAP) (1)	223,361	217,956	226,271	230,720	220,220
Securities gains and other non-interest income	(1)	(5)	(12)	(1,789)	(196)
Core taxable equivalent revenues (Non-GAAP) (1)	$223,360	$217,951	$226,259	$228,931	$220,024

Total non-interest expense (GAAP)	$141,018	$151,570	$138,139	$139,504	$137,452
Less: Intangible amortization expense	1,770	2,087	2,106	2,109	2,113
Tangible non-interest expense (Non-GAAP) (2)	139,248	149,483	136,033	137,395	135,339
Less: Merger-related expense	54	—	—	—	3
Severance expense	98	188	—	140	454
(Gain) Loss on sale of long-lived assets, net of impairment	1,429	(462)	—	(1,256)	1,044
Loss on early termination of loss share agreements	—	17,798	—	—	—
Other non-core non-interest expense	—	484	—	1,177	1,091
Core tangible non-interest expense (Non-GAAP) (2)	$137,667	$131,475	$136,033	$137,334	$132,747

Return on average assets (GAAP)	0.94%	0.85%	0.94%	1.02%	0.87%
Effect of non-core revenues and expenses	0.02	0.09	0.00	(0.02)	0.03
Core return on average assets (Non-GAAP)	0.96%	0.94%	0.94%	1.00%	0.90%

Efficiency ratio (GAAP)	64.1%	70.5%	61.9%	61.3%	63.3%
Effect of tax benefit related to tax-exempt income	(1.0)	(1.0)	(0.9)	(0.8)	(0.9)
Efficiency ratio (TE) (Non-GAAP) (1)	63.1%	69.5%	61.0%	60.5%	62.4%
Effect of amortization of intangibles	(0.8)	(1.0)	(0.9)	(0.9)	(1.0)
Effect of non-core items	(0.7)	(8.2)	0.0	0.4	(1.1)
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2)	61.6%	60.3%	60.1%	60.0%	60.3%

Return on average common equity (GAAP)	6.41%	6.70%	7.00%	8.05%	6.59%
Effect of intangibles (2)	2.39	3.01	3.30	3.85	3.30
Effect of non-core revenues and expenses	0.19	1.04	0.00	(0.26)	0.37
Core return on average tangible common equity (Non-GAAP) (2)	8.99%	10.75%	10.30%	11.64%	10.26%

Total shareholders' equity (GAAP)	$3,457,975	$2,939,694	$2,667,110	$2,637,597	$2,547,909
Less: Goodwill and other intangibles	753,991	755,765	757,856	759,966	764,730
Preferred stock	132,097	132,097	132,097	132,098	76,812
Tangible common equity (Non-GAAP) (2)	$2,571,887	$2,051,832	$1,777,157	$1,745,533	$1,706,367

Total assets (GAAP)	$22,008,479	$21,659,190	$20,788,566	$20,160,855	$20,092,563
Less: Goodwill and other intangibles	753,991	755,765	757,856	759,966	764,730
Tangible assets (Non-GAAP) (2)	$21,254,488	$20,903,425	$20,030,710	$19,400,889	$19,327,833
Tangible common equity ratio (Non-GAAP) (2)	12.10%	9.82%	8.87%	9.00%	8.83%

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(2) Tangible calculations eliminate the effect of goodwill and acquisition-related intangibles and the corresponding amortization expense on a tax-effected basis where applicable.